Exhibit 10.36

Amendment No. 1 to
Employment Agreement

THIS AMENDMENT NO. 1 (the “Amendment”), dated as of December 13, 2016, is entered into by and between the undersigned, Michelle Pollock (the “Executive”), and LBM Holdings, LLC (the “Company”).

Recitals

WHEREAS, the Executive and the Company are parties to an Employment Agreement, dated as of February 19, 2016 (the “Employment Agreement”); and

WHEREAS, the Executive and the Company intend hereby to amend the Employment Agreement as provided herein to increase the annual base salary and adjust the annual bonus opportunity of the Executive under Sections 3(a) and 3(b), respectively, of the Employment Agreement and to provide the Executive with a monthly automobile allowance.

Amendment

NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions contained herein, the sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

1.                                      Amendment and Restatement of Section 3(a) of the Employment Agreement.  Section 3(a) of the Employment Agreement is hereby amended and restated in its entirety to provide as follows:

“(a)                           During the Employment Period, the Executive’s base salary shall be $291,670 per annum (the “Base Salary”), which Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).”

2.                                      Amendment and Restatement of Section 3(b) of the Employment Agreement.  Section 3(b) of the Employment Agreement is hereby amended and restated in its entirety to provide as follows:

“(b)                           In addition to the Base Salary, during the Employment Period, Executive will be eligible to receive bonus compensation for meeting certain mutually agreed annual performance targets (the “Annual Bonus”) and other objectives established by the Board from time to time and provided to Executive in writing following each annual performance review.  The issuance of all bonus compensation shall be reasonably determined by the Board.  Executive’s target Annual Bonus is 50% of Executive’s Base Salary.  The actual bonus awarded will be determined based upon how close Executive comes to achieving or exceeding annual performance targets.”

3.                                      Addition of Section 3(g) to the Employment Agreement.  Section 3(g) is hereby added to the Employment Agreement to provide as follows:

“(g)                            During the Employment Period, Executive will be entitled to an automobile allowance of $1,000 per month, which shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).”

4.                                      No Other Effect on the Employment Agreement.  In all other respects, the form, terms and provisions of the Employment Agreement remain unchanged and in full force and effect.  From and after its execution and delivery by the parties, this Amendment shall become part of, and subject to the other terms and conditions of, the Employment Agreement.

5.                                      Effective Date.  This Amendment shall be effective as of January 1, 2017.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first written above.

US LBM HOLDINGS, LLC

/s/ Michelle Pollock	/s/ L.T. Gibson
Michelle Pollock	By:	L.T. Gibson
	Its:	President and Chief Executive Officer